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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-207687

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 11, 2016

$600,000,000 First Mortgage Bonds

4.125% Series Due 2049

        The bonds will bear interest at 4.125% per year and will mature on January 15, 2049. We will pay interest on the bonds on January 15 and July 15 of each year, beginning on January 15, 2019.

        We may redeem some or all of the bonds at any time at the applicable redemption price described under the caption "Description of the Bonds—Optional Redemption."

        We will not apply for listing of the bonds on any securities exchange or include them in any automated dealer quotation system. Currently, there is no public market for the bonds.

        Investing in the bonds involves risks. See "Risk Factors" on page S-6 for information on certain matters you should consider before purchasing the bonds.

	Per Bond	Total

Public Offering Price(1)	99.776%	$598,656,000

Underwriting Discount	0.80%	$4,800,000

Proceeds to PacifiCorp (Before Expenses)	98.976%	$593,856,000

(1)
Plus accrued interest, if any, from July 13, 2018.

        The underwriters expect to deliver the bonds to purchasers through The Depository Trust Company on or about July 13, 2018.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Mizuho Securities	MUFG	PNC Capital Markets LLC

Scotiabank	SMBC Nikko

BMO Capital Markets	CIBC Capital Markets

Co-managers

BNY Mellon Capital Markets, LLC	nabSecurities, LLC	Santander	SunTrust Robinson Humphrey	TD Securities

The date of this prospectus supplement is July 10, 2018.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the bonds we are offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in the accompanying prospectus under the heading "Where You Can Find More Information." If the description of the bonds in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus.

        Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement.

        The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the bonds.

PROSPECTUS SUPPLEMENT SUMMARY

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the words "Company," "we," "our," "us" and "PacifiCorp" refer to PacifiCorp, an Oregon corporation, and its subsidiaries. References to the "Mortgage" are to the Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented, with The Bank of New York Mellon Trust Company, N.A., as successor trustee.

        The following summary contains basic information about PacifiCorp and this offering. It may not contain all of the information that is important to you. The "Description of the Bonds" section of this prospectus supplement contains more detailed information regarding the terms and conditions of the bonds. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and by the documents incorporated by reference into this prospectus supplement.

 ABOUT PACIFICORP

        We are a U.S. regulated electric utility company headquartered in Oregon that serves 1.9 million retail electric customers in portions of Utah, Oregon, Wyoming, Washington, Idaho and California. We are principally engaged in the business of generating, transmitting, distributing and selling electricity. Our combined service territory covers approximately 141,000 square miles and includes diverse regional economies across six states. No single segment of the economy dominates the service territory, which helps mitigate our exposure to economic fluctuations. In the eastern portion of the service territory, consisting of Utah, Wyoming and southeastern Idaho, the principal industries are manufacturing, mining or extraction of natural resources, agriculture, technology, recreation and government. In the western portion of the service territory, consisting of Oregon, southern Washington and northern California, the principal industries are agriculture, manufacturing, forest products, food processing, technology, government and primary metals. In addition to retail sales, we buy and sell electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants to balance and optimize the economic benefits of electricity generation, retail customer loads and existing wholesale transactions. Certain of our subsidiaries support our electric utility operations by providing coal mining services.

        Our operations are conducted under numerous franchise agreements, certificates, permits and licenses obtained from federal, state and local authorities. The average term of the franchise agreements is approximately 25 years, although their terms range from five years to indefinite. Several of these franchise agreements allow the municipality the right to seek amendment to the franchise agreement at a specified time during the term. We generally have an exclusive right to serve electric customers within our service territories and, in turn, have an obligation to provide electric service to those customers. In return, the state utility commissions have established rates on a cost-of-service basis, which are designed to allow us an opportunity to recover our costs of providing services and to earn a reasonable return on our investments.

        We deliver electricity to customers in Utah, Wyoming and Idaho under the trade name Rocky Mountain Power and to customers in Oregon, Washington and California under the trade name Pacific Power.

        We are an indirect subsidiary of Berkshire Hathaway Energy Company ("BHE"), a holding company based in Des Moines, Iowa that owns a highly diversified portfolio of locally managed businesses principally engaged in the energy industry and is a consolidated subsidiary of Berkshire Hathaway Inc. BHE controls substantially all of our voting securities, which include both common and preferred stock.

        Our principal executive offices are located at 825 N.E. Multnomah Street, Portland, Oregon 97232, and our telephone number is (888) 221-7070.

        For additional information concerning our business and affairs, including our capital requirements, external financing arrangements and pending legal and regulatory proceedings, including descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference into this prospectus supplement as described in the sections entitled "Incorporation by Reference" elsewhere in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

 THE OFFERING

Issuer	PacifiCorp.
Bonds Offered	$600,000,000 aggregate principal amount of 4.125% First Mortgage Bonds due 2049 (the "bonds"). The bonds are a series of securities that will be issued under a twenty-ninth supplement to the Mortgage.
Maturity Date	January 15, 2049.
Interest Payment Dates	January 15 and July 15, beginning on January 15, 2019.
Optional Redemption
At any time prior to July 15, 2048 (which is the date that is six months prior to the maturity of the bonds (the "par call date")), we may redeem the bonds, at our option, in whole or in part, at any time, at a redemption price equal to the greater of:
(1) 100% of the principal amount of the bonds then outstanding to be redeemed; or
(2)
the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed that would be due if the bonds matured on the par call date (not including any portion of such payments of interest accrued as of the redemption date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 20 basis points;
plus, for (1) or (2) above, whichever is applicable, accrued and unpaid interest, if any, on such bonds to the date of redemption. See "Description of the Bonds—Optional Redemption."

At any time on or after July 15, 2048 (which is the date that is six months prior to the maturity of the bonds), we may redeem the bonds, in whole or in part, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption.
Sinking Fund	The bonds will not be subject to a mandatory sinking fund.
Ranking and Security
The bonds will be secured by a first mortgage lien on certain utility property owned by us. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage. The lien of the Mortgage is subject to certain exceptions. See "Description of the Bonds—Ranking and Security."

Covenants	The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. See "Description of Additional Bonds—Certain Covenants" in the accompanying prospectus.
Use of Proceeds
We intend to use the net proceeds from the sale of the bonds to fund capital expenditures and for general corporate purposes, including the repayment at maturity of $500 million aggregate principal amount of our 5.65% bonds due July 2018.
Trustee	The Bank of New York Mellon Trust Company, N.A. will be the trustee for the holders of the bonds. See "Description of Additional Bonds—The Mortgage Trustee" in the accompanying prospectus.

RISK FACTORS

        Investing in the bonds involves risk. Before purchasing the bonds, you should carefully consider the risk factors included in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2017 (the "Form 10-K") and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 (the "Form 10-Q"), incorporated by reference herein. You should also read and consider the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in order to evaluate an investment in the bonds. See "Incorporation by Reference" elsewhere in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus. Additional risks and uncertainties that are not presently known or that are currently deemed immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

The terms of the Twenty-Ninth Supplemental Indenture to the Mortgage and the Mortgage do not prohibit us from incurring additional indebtedness, which could adversely affect our financial condition.

        The terms of the Twenty-Ninth Supplemental Indenture to the Mortgage and the Mortgage, which governs our rights and obligations with respect to the bonds do not prohibit us from incurring indebtedness in addition to the bonds. Accordingly, we could enter into acquisitions, refinancings, recapitalizations or other highly leveraged transactions that could significantly increase our total amount of outstanding indebtedness. The interest payments needed to service this increased level of indebtedness could have a material adverse effect on our operating results. A highly leveraged capital structure could also impair our overall credit quality, making it more difficult for us to finance our operations, and could result in a downgrade in the ratings of our indebtedness, including the bonds, by credit rating agencies.

There is no existing market for the bonds and we make no assurance that an active trading market will develop.

        There is no existing market for the bonds and we make no assurance that an active trading market will develop. If a market for the bonds develops, future trading prices would depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the bonds on any securities exchange, stock market or automated dealer quotation system. As a result, it may be difficult for you to find a buyer for your bonds at the time you want to sell them, and even if you find a buyer, you might not get the price you want.

 SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        We have derived the summary consolidated financial information presented below from our audited historical consolidated financial statements as of and for the years ended December 31, 2017 and 2016, and our unaudited historical consolidated financial statements as of and for the three-month periods ended March 31, 2018 and 2017. This summary consolidated financial information should be read together with, and is qualified in its entirety by reference to, our consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K and the Form 10-Q.

	Three-Month Periods Ended March 31,		Years Ended December 31,
	2018	2017	2017	2016
	(in millions)
Consolidated Statements of Operations Information:
Operating revenue	$1,184	$1,281	$5,237	5,201
Operating income	247	339	1,462	1,426
Net income	148	179	768	763
Other Consolidated Financial Information:
Net cash flows from operating activities	$533	$588	$1,575	1,568
Net cash flows from investing activities	(237)	(178)	(729)	(869)
Net cash flows from financing activities	(293)	(413)	(849)	(694)

	As of March 31, 2018	2017	2016
	(in millions)
Consolidated Balance Sheet Information:
Total assets	$21,825	21,920	22,394
Long-term debt and capital lease obligations(1)	6,938	7,025	7,079
PacifiCorp shareholders' equity	7,453	7,555	7,390

(1)
Includes current portion

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the bonds to fund capital expenditures and for general corporate purposes, including the repayment at maturity of $500 million aggregate principal amount of our 5.65% bonds due July 2018.

 CAPITALIZATION

        The table below shows our capitalization on a consolidated basis as of March 31, 2018. The "As Adjusted" column reflects our capitalization as of that date after giving effect to this offering of bonds and the use of the net proceeds from this offering. You should read this table along with the Consolidated Financial Statements contained in the Form 10-K and the Form 10-Q.

	As of March 31, 2018
	Actual		As Adjusted
	Amounts (in millions)%		Amounts (in millions)%
Short-term debt	$124	0.9%	$24	0.2%
Long-term debt and capital lease obligations, currently maturing	851	5.9	351	2.4
Long-term debt and capital lease obligations, net of current maturities	6,087	41.9	6,687	46.1

Total short- and long-term debt	7,062	48.7	7,062	48.7
Preferred stock	2	0.0	2	0.0
Total common equity	7,451	51.3	7,451	51.3

Total capitalization	$14,515	100.0%	$14,515	100.0%

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
Three-Month Period Ended March 31, 2018
	2017	2016	2015	2014	2013
2.8x	3.9x	3.9x	3.7x	3.6x	3.5x

DESCRIPTION OF THE BONDS

        The bonds will be issued pursuant to a twenty-ninth supplemental indenture to the Mortgage (the "Supplemental Indenture"). The terms of the bonds include those stated in the Mortgage, the Supplemental Indenture and those made part of the Mortgage by reference to the U.S. Trust Indenture Act of 1939, as amended.

        Set forth below is a description of the specific terms of the bonds. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the Mortgage and the Supplemental Indenture. Capitalized terms used in this "Description of the Bonds" section that are not defined in this prospectus supplement have the meanings given to them in the Mortgage or the Supplemental Indenture.

General

        The bonds will be issued as a series of First Mortgage Bonds under the Mortgage. The bonds will initially be limited in aggregate principal amount to $600,000,000. The entire principal amount of the bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2049. The bonds are not subject to any sinking fund provision. The bonds are available for purchase in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Interest

        Each bond will bear interest at the rate of 4.125% per annum from the date of original issuance. Interest on the bonds will be payable semi-annually in arrears on January 15 and July 15 of each year (each, an "Interest Payment Date"). The initial Interest Payment Date is January 15, 2019. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

        So long as the bonds remain in book-entry form only, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the bonds are not all in book-entry form, the record date for each Interest Payment Date will be the close of business on the 1st calendar day of the month in which the applicable Interest Payment Date occurs (whether or not a business day).

Ranking and Security

        The bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by the Company. The lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage.

Further Issuances

        The bonds will initially be limited in aggregate principal amount to $600,000,000. We may, from time to time, without notice to or the consent of the holders of the bonds, create and issue further bonds equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as the bonds offered by this prospectus supplement, except for the issue date, issue price, payment of interest accruing prior to the issue date of the further bonds and, under some circumstances, for the first payment of interest following the issue date of the further bonds. These further bonds may be consolidated and form a single series with the bonds offered by this prospectus supplement.

Optional Redemption

        At any time prior to July 15, 2048 (which is the date that is six months prior to the maturity of the bonds (the "par call date")), we may redeem the bonds, at our option, in whole or in part, at any time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of bonds then outstanding to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed that would be due if the bonds matured on the par call date (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate, plus 20 basis points, as calculated by an Independent Investment Banker;

        plus, in either of the above cases, whichever is applicable, accrued and unpaid interest, if any, on such bonds to the date of redemption.

        At any time on or after July 15, 2048 (which is the date that is six months prior to the maturity of the bonds), we may redeem the bonds, at our option, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest, if any, thereon to the date of redemption.

        We will mail a notice of redemption at least thirty days before the redemption date to each holder of bonds to be redeemed. If we elect to partially redeem the bonds, the bonds to be redeemed will be selected by lot; provided, that if the bonds are in book-entry only form, interests in such bonds shall be selected for redemption by The Depository Trust Company in accordance with its standard procedures therefor.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions thereof called for redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds (assuming, for this purpose, that the bonds matured on their par call date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

        "Comparable Treasury Price" means, with respect to any redemption date, the Reference Treasury Dealer Quotation for such redemption date.

        "Independent Investment Banker" means an investment banking institution of international standing appointed by us.

        "Reference Treasury Dealer" means a primary U.S. government securities dealer in New York City appointed by us.

        "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day in New York City preceding such redemption date).

        "Treasury Rate" means the rate per annum equal to the semi-annual equivalent or interpolated (on a daycount basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax considerations that may be relevant to the ownership and disposition of the bonds issued pursuant to this offering, and does not purport to be a complete analysis of all potential tax effects.

        This discussion is limited to persons purchasing the bonds for cash pursuant to this prospectus supplement at the offering price on the cover page of this prospectus supplement and who hold the bonds as capital assets for tax purposes. This discussion does not address all the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances or to investors subject to special rules, such as financial institutions, banks, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the bonds being taken into account in an applicable financial statement, tax-exempt organizations and persons holding the bonds as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. This discussion does not address any U.S. gift or estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction.

        If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is an owner of the bonds, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the bonds, you should consult your tax advisor regarding the U.S. federal income tax consequences relating to the ownership and disposition of the bonds.

        This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations issued thereunder ("Treasury Regulations"), court decisions and administrative interpretations, all as in effect as of the date of this prospectus supplement and all of which are subject to change at any time, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        We have not sought and will not seek any rulings from the U.S. Internal Revenue Service ("IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the bonds or that any such position taken by the IRS would not be sustained by a court.

        You are urged to consult your own tax advisor regarding the U.S. federal, state, local, foreign or other tax consequences of the ownership and disposition of the bonds.

U.S. Holders

        This section applies to you if you are a "U.S. Holder." A U.S. Holder means a beneficial owner of the bonds that is a U.S. citizen, a U.S. resident alien, a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Interest

        It is expected, and the following discussion assumes, that the bonds will not be treated as issued with original issue discount for U.S. federal income tax purposes. Accordingly, you generally must include the stated interest on a bond as ordinary income at the time such interest is received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

        Certain U.S. Holders who are individuals, estates or trusts are subject to an additional 3.8% tax on, among other things, interest on the bonds. You should consult your tax advisor regarding the effect, if any, of this tax on your ownership of the bonds.

Sale or Other Taxable Disposition of the Bonds

        You generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a bond equal to the difference between (a) the amount of cash and the fair market value of any property received upon the disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income unless previously taken into income) and (b) your adjusted tax basis in the bond. Your adjusted tax basis in a bond generally will be your purchase price of the bond. Gain or loss recognized generally will be a capital gain or loss, and will be long-term capital gain or loss if you held the bond for more than one year. Long-term capital gains of some non-corporate U.S. Holders (including individuals) are taxed at preferential capital gains tax rates. Your ability to deduct capital losses may be limited.

        Certain U.S. Holders who are individuals, estates or trusts are subject to an additional 3.8% tax on, among other things, capital gains from the sale or other taxable disposition of the bonds. You should consult your tax advisor regarding the effect, if any, of this tax on your disposition of the bonds.

Information Reporting and Backup Withholding

        In general, information reporting will apply to payments of interest and to the proceeds from the sale (including a redemption or retirement) of bonds paid to you unless you are an exempt recipient. Additionally, backup withholding (currently at a rate of 24%) will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status, have been notified by the IRS that you are subject to backup withholding for failure to report your full dividend and interest income or otherwise fail to comply with applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. If backup withholding applies, you may use the amounts withheld as a credit against your U.S. federal income tax liability, and may be entitled to a refund, as long as you timely provide certain information to the IRS.

Non-U.S. Holders

        This section applies to you if you are a "Non-U.S. Holder." A Non-U.S. Holder means a beneficial owner of the bonds that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Payments of Interest

        Subject to the discussions of foreign accounts and backup withholding below, payments to you of interest generally will not be subject to U.S. federal income or withholding tax, provided that:

  •
  the interest is not effectively connected with the conduct by you of a trade or business in the United States (and, if a tax treaty requires, is not attributable to a permanent establishment or fixed base by you in the U.S.);

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

  •
  you are not a bank receiving certain types of interest; and

  •
  we, or the applicable withholding agent, receive appropriate documentation, generally a completed IRS Form W-8BEN or W-8BEN-E (or other applicable form), establishing that you are not a United States person within the meaning of the Code in compliance with applicable requirements or you satisfy certain documentary evidence requirements for establishing that you are not a United States person (this certification may also be provided by (i) a securities clearing organization, (ii) a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business or (iii) a "qualified intermediary" that has entered into a withholding agreement with the IRS and other conditions are met).

        If any of these requirements is not satisfied, payments of interest to you will be subject to a 30% U.S. federal withholding tax unless you provide us or the applicable withholding agent, as the case may be, with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (b) IRS Form W-8ECI (or other applicable form) stating that interest paid on the bonds is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below).

        The interest on the bonds will be taxed at regular U.S. federal net income tax rates and will not be subject to U.S. federal withholding tax if: (a) the interest constitutes income that is effectively connected with the conduct by you of a U.S. trade or business, and (b) if required by an income tax treaty, the interest is attributable to a U.S. permanent establishment or fixed base under the terms of such treaty, provided that a proper certification is received. In addition, if you are a foreign corporation, such income may also be subject to a "branch profits tax" at a rate of 30% (or lower applicable income tax treaty rate).

Sale or Other Taxable Disposition of the Bonds

        Subject to the discussions of foreign accounts and backup withholding below, and except with respect to accrued but unpaid interest (which may be subject to tax as described above under "—Payments of Interest"), gain realized by you on the sale, redemption or other taxable disposition of a bond generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  such gain is effectively connected with the conduct by you of a trade or business within the United States (and, if required by an income tax treaty, is attributable to a permanent establishment or fixed base in the United States); or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

        Gain described in the first bullet point generally will be subject to U.S. federal income tax in the same manner as if the bond were held by a U.S. Holder. In addition, if you are a corporation, such gain may also be subject to a branch profits tax at a rate of 30% (or lower applicable income tax treaty rate).

        If you are a Non-U.S. Holder described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States).

        If you are a Non-U.S. Holder, you should consult your tax advisor regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        If you are a Non-U.S. Holder, you generally will be exempt from backup withholding (currently at a rate of 24%) and information reporting with respect to interest on the bonds, provided that the certification procedures required to claim the exemption described under the heading "Payments of Interest" above are satisfied or you otherwise certify as to your status as not a United States person or establish another exemption. However, we or our paying agent may be required to report to you and to the IRS payments of interest on the bonds and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any U.S. federal withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

        If you are a Non-U.S. Holder, proceeds received from the sale (including a redemption or retirement) of a bond to or through the U.S. office of a broker generally are subject to information reporting and backup withholding, unless you certify as to your status as not a United States person or otherwise establish an exemption from information reporting and backup withholding.

        Generally, information reporting and backup withholding will not apply to proceeds received from the sale (including a redemption or retirement) of a bond where the transaction is effected outside the United States through a non-United States office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of the Treasury Regulations), information reporting (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States unless the broker maintains documentary evidence that you are not a United States person and certain other condition are met.

        Backup withholding is not an additional tax. If backup withholding applies, you may use the amounts withheld as a refund against your U.S. federal income tax liability, and you may be entitled to a refund, as long as you timely provide certain information to the IRS.

Foreign Accounts

        Pursuant to Sections 1471 to 1474 of the Code and the Treasury Regulations promulgated thereunder (the provisions commonly known as "FATCA"), interest and, beginning January 1, 2019, the gross proceeds of sale or other disposition of the bonds, paid to certain non-U.S. entities will be subject to a 30% U.S. federal withholding tax unless various information reporting requirements are satisfied. Among other requirements, foreign financial institutions generally must enter into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information about their U.S. account holders and provide the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding, while non-financial foreign entities must provide the withholding agent with a certification which includes information about the entity's substantial U.S. owners. A foreign financial institution or non-financial foreign entity generally can meet the certification requirements by providing a properly executed IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a U.S. Holder or Non-U.S. Holder might be eligible for refunds or credits of the taxes withheld under FATCA from the IRS. The rules under FATCA are complex. You are encouraged to consult with your own tax advisors regarding the possible implications of FATCA on your investment in our bonds.

        PERSONS CONSIDERING THE PURCHASE OF THE BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY APPLICABLE TAX TREATY.

 BENEFIT PLAN INVESTOR CONSIDERATIONS

        The bonds may be purchased and held by or with the assets of an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), an individual retirement account or other plan or arrangement subject to Section 4975 of the Code (together with plans subject to Title I of ERISA, "ERISA Plans") or an employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4975 of the Code (any such law, a "Similar Law," and together with ERISA and Section 4975 of the Code, "Applicable Benefit Plan Regulations"). A fiduciary of an employee benefit plan subject to any Applicable Benefit Plan Regulation(s) must determine that the purchase and holding of the bonds are consistent with its fiduciary duties under such Applicable Benefit Plan Regulation(s). Such fiduciary, as well as any other prospective investor subject to any Applicable Benefit Plan Regulation(s), must also determine that its purchase and holding of the bonds does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA, Section 4975 of the Code or any Similar Law. Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions (including, without limitation, an extension of credit) involving plan assets with persons who are "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code, unless a statutory, class or individual exemption applies. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes, penalties or liabilities under Applicable Benefit Plan Regulations, and the transaction may be subject to rescission. A fiduciary of an ERISA Plan or a plan subject to Similar Law that causes such plan to engage in a transaction that the fiduciary knows or should have known is a non-exempt prohibited transaction may be subject to liability under Applicable Benefit Plan Regulations. In addition, an individual retirement account or annuity that engages in a prohibited transaction may lose its tax-deferred status. Because the bonds constitute an extension of credit by the purchaser to us, the acquisition or holding of the bonds by an ERISA Plan or a plan subject to Similar Law with respect to which we are considered a party in interest or a disqualified person might constitute or result in a direct or indirect prohibited transaction, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the bonds. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the bonds nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of these PTCEs and statutory exemptions contain conditions and limitations on their application and do not provide relief from the self-dealing prohibitions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. There can be no, and we do not provide any, assurance that any of these exemptions or any other exemption will apply with respect to the acquisition and holding of the bonds. Because the bonds constitute an extension of credit by the purchaser to us each purchaser and transferee of the bonds who is subject to any Applicable Benefit Plan Regulation(s) will be deemed to have represented by its acquisition and holding of the bonds that its acquisition and holding of the bonds does not constitute or give rise to a non-exempt prohibited transaction under such Applicable Benefit Plan Regulation(s).

Such purchaser or transferee should consult legal counsel before purchasing the bonds. Nothing herein shall be construed as a representation that an exemption from the prohibited transaction rules would apply to the acquisition or holding of the bonds or that an investment in the bonds would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, an employee benefit plan or individual retirement account subject to any Applicable Benefit Plan Regulation(s).

UNDERWRITING

        Mizuho Securities USA LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc. and SMBC Nikko Securities America, Inc. are acting as our joint book-running managers for this offering and as representatives for the underwriters named below. Subject to certain terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of bonds indicated in the following table:

Underwriters	Principal Amount of Bonds
Mizuho Securities USA LLC	$87,000,000
MUFG Securities Americas Inc.	87,000,000
PNC Capital Markets LLC	87,000,000
Scotia Capital (USA) Inc.	87,000,000
SMBC Nikko Securities America, Inc.	87,000,000
BMO Capital Markets Corp.	51,000,000
CIBC World Markets Corp.	51,000,000
BNY Mellon Capital Markets, LLC	12,600,000
nabSecurities, LLC	12,600,000
Santander Investment Securities Inc.	12,600,000
SunTrust Robinson Humphrey, Inc.	12,600,000
TD Securities (USA) LLC	12,600,000

Total	$600,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the bonds if they purchase any of the bonds.

        The underwriters propose to offer the bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the bonds to selected dealers at the public offering price less a concession not to exceed 0.450% of the principal amount of the bonds. In addition, the underwriters may allow, and those selected dealers may reallow, a concession not to exceed 0.250% of the principal amount of the bonds to certain other dealers. After the initial offering of the bonds to the public, the public offering price and concessions may be changed.

        The bonds are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the bonds.

        In connection with this offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the bonds while the offering is in progress.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because another underwriter has repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise would exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We estimate that our total offering expenses, not including the underwriting discount, will be approximately $850,000.

        We expect that delivery of the bonds will be made against payment therefor on or about July 13, 2018, which is the third business day following the date of pricing of the bonds (such settlement being referred to as "T+3"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade the bonds on the date of pricing should consult their own advisors.

Affiliations

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our or our affiliates' securities and instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such short positions could adversely affect future trading prices of the bonds. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        Certain of the underwriters and their affiliates have performed commercial banking, investment banking, corporate trust and advisory services for us from time to time for which they have received customary fees and expenses. For example, affiliates of several of the underwriters act as agents and as lenders under our credit facilities, which we may repay from time to time with proceeds of the offering and for which they receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business.

        We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of those liabilities.

Selling Restrictions

European Economic Area

        The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"). No key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling packaged retail and insurance-based investment products or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of bonds in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of bonds. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Canada

        The bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

        This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the new bonds will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the bonds may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the bonds with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Taiwan

        The bonds may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

Hong Kong

        The bonds may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The bonds offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The bonds have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

United Arab Emirates

        The bonds have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

        Certain legal matters with respect to the bonds we are offering will be passed upon for us by the Chief Corporate Counsel and Corporate Secretary of Berkshire Hathaway Energy, as appointed counsel for PacifiCorp, and by Perkins Coie LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Latham & Watkins LLP from time to time represents certain of our affiliates.

 EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement by reference from PacifiCorp's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim consolidated financial information for the periods ended March 31, 2018 and 2017, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in PacifiCorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the U.S. Securities Act of 1933, as amended, for their report on the unaudited interim consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the U.S. Securities Act of 1933.

INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports and other information regarding registrants that file electronically, including PacifiCorp.

        The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. The information filed by us with the SEC in the future and incorporated by reference will automatically update and supersede this information.

        We incorporate by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering; except that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below:

  •
  our Annual Report on Form 10-K, filed with the SEC on February 26, 2018;

  •
  our Quarterly Report on Form 10-Q, filed with the SEC on May 7, 2018; and

  •
  our Current Report on Form 8-K, filed with the SEC on January 11, 2018.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon 97232
(888) 221-7070

PROSPECTUS

PACIFICORP

$1,325,000,000

FIRST MORTGAGE BONDS

        PacifiCorp, an Oregon corporation, may from time to time offer First Mortgage Bonds ("Additional Bonds" or "Securities") in one or more issuances or series at prices and on terms to be determined at the time of sale such that the aggregate initial offering price thereof will not exceed $1,325,000,000.

        We will provide specific terms of the Securities, including, as applicable, the amount offered, offering prices, interest rates, maturities and redemption or repurchase provisions, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

        We may sell the Securities directly or through agents designated from time to time or through underwriters or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section in this prospectus provides more information on this topic.

        This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement relating to the Securities offered.

        Investing in our Securities involves risks. See the "Risk Factors" section beginning on page 2 of this prospectus for information on certain matters you should consider before buying our Securities.

        NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 11, 2016.

        We have not authorized anyone to give you any information other than this prospectus and any supplements to this prospectus. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference in this prospectus or any free writing prospectuses is accurate as of any date other than the date mentioned on the cover page of those documents. Our business, financial condition and results of operations may have changed since that date. We are not offering to sell the Securities and we are not soliciting offers to buy the Securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that PacifiCorp filed with the U.S. Securities and Exchange Commission (the "SEC") using the "shelf" registration process. Under this shelf registration process, we may from time to time sell the Securities described in this prospectus in one or more offerings. This prospectus provides a general description of the Securities. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those Securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information." If there is any inconsistency between the information in this prospectus and any prospectus supplement related to offered Securities, you should rely on the information contained in that prospectus supplement.

        Unless otherwise indicated or unless the context otherwise requires, in this prospectus, the words "PacifiCorp," "Company," "we," "our" and "us" refer to PacifiCorp, an Oregon corporation, and its subsidiaries.

        For more detailed information about the Securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the additional information described under the heading "Where You Can Find More Information" may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed, including through incorporation by reference, in this prospectus. This information, by its nature, involves estimates, projections, forecasts, risks and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements found in this prospectus and the documents incorporated by reference in this prospectus.

        Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including the Form 10-K, the Forms 10-Q and the Forms 8-K incorporated by reference in this prospectus, and we refer you to those reports for further information.

        Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made. The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are qualified in their entirety by the preceding cautionary statements.

THE COMPANY

        We are a U.S. regulated, vertically integrated electric utility company serving retail customers, including residential, commercial, industrial, irrigation and other customers in portions of the states of

Utah, Oregon, Wyoming, Washington, Idaho and California. We own, or have interests in, a number of thermal, hydroelectric, wind-powered and geothermal generating facilities, as well as electric transmission and distribution assets. We also buy and sell electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants to balance and optimize the economic benefits of electricity generation, retail customer loads and existing wholesale transactions. We are subject to comprehensive state and federal regulation. Our subsidiaries support our electric utility operations by providing coal mining services.

        We are an indirect subsidiary of Berkshire Hathaway Energy Company ("BHE"), a holding company based in Des Moines, Iowa that owns subsidiaries principally engaged in energy businesses. BHE is a consolidated subsidiary of Berkshire Hathaway Inc. BHE controls substantially all of our voting securities, which include both common and preferred stock.

        Our principal executive offices are located at 825 N.E. Multnomah Street, Portland, Oregon 97232 and our telephone number is (503) 813-5645.

        For additional information concerning our business and affairs, including our capital requirements and external financing arrangements, and pending legal and regulatory proceedings, including descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference into this prospectus as described in the section entitled "Where You Can Find More Information."

RISK FACTORS

        Investing in our Securities involves risk. Before purchasing any Securities we offer, you should carefully consider the risk factors described in our periodic reports filed with the SEC and the following risk factors related to the Securities, as well as the other information contained in this prospectus, any prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our Securities. See "Forward-Looking Statements" and "Where You Can Find More Information" in this prospectus. Additional risks and uncertainties that are not yet identified or that we currently believe are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

We have not appraised the collateral subject to the mortgage securing our Additional Bonds ("Mortgage") and, if there is a default or a foreclosure sale, the value of the collateral may not be sufficient to repay the holders of any Additional Bonds.

        We have not made any formal appraisal of the value of the collateral subject to the Mortgage, which will secure any Additional Bonds. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers, the timing of the sale of the collateral and other factors. We cannot assure you that the proceeds from a sale of all of the collateral would be sufficient to satisfy the amounts outstanding under the Additional Bonds and our other first mortgage bonds secured by the same collateral or that such payments would be made in a timely manner. If the proceeds were not sufficient to repay amounts outstanding under the Additional Bonds, then holders of the Additional Bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets.

There is no existing market for the Securities, and we cannot assure you that an active trading market for the Securities will develop.

        We do not intend to apply for listing of the Securities on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Securities. Accordingly, the ability of holders to sell the Securities that they hold or the price at which holders will be able to sell the Securities may be limited. Future trading prices of the Securities will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

        We do not know whether an active trading market will develop for the Securities. To the extent that an active trading market does develop, the price at which a holder may be able to sell the Securities that it holds, if at all, may be less than the price paid for them. Consequently, a holder may not be able to liquidate its investment readily, and the Securities may not be readily accepted as collateral for loans.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
Six-Month Period Ended June 30, 2015
	2014	2013	2012	2011	2010
3.3x	3.6x	3.5x	2.9x	2.9x	3.0x

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of its Public Reference Room. Our SEC filings can also be accessed through the Financial Information section of our website at www.pacificorp.com. The information found on our website, other than any of our SEC filings that are incorporated by reference herein, is not part of this prospectus.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but only to the extent the information therein is filed and not furnished), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all of the Securities covered by this prospectus have been sold:

  •
  Annual Report on Form 10-K for the year ended December 31, 2014;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015; and

  •
  Current Report on Form 8-K filed June 19, 2015.

        You may request a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein), at no cost, by writing or telephoning us at the following address:

  PacifiCorp
  825 N.E. Multnomah Street, Suite 1900
  Portland, Oregon 97232
  Telephone: (503) 813-5611
  Attention: Treasury

        You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these Securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by us from the issuance and sale of the Securities will initially become part of our general funds and will be used for capital expenditures or utility asset purchases, to repay all or a portion of our short- or long-term borrowings and for general corporate purposes.

DESCRIPTION OF ADDITIONAL BONDS

General

        Additional Bonds may be issued from time to time under our Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the "Mortgage"), with The Bank of New York Mellon Trust Company, N.A. (as successor trustee to JPMorgan Chase Bank, N.A.) (the "Mortgage Trustee"). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is incorporated by reference as an exhibit to this Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to herein, those provisions or defined terms are incorporated by reference herein. Section and Article references used below are references to provisions of the Mortgage unless otherwise noted. When we refer to "bonds," we refer to all first mortgage bonds issued under the Mortgage, including the Additional Bonds.

        We expect to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement relating to those Additional Bonds, in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. The Additional Bonds may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee, New York, New York. Any Additional Bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage. See "Book-Entry, Delivery and Form."

Maturity and Interest Payments

        The prospectus supplement relating to any Additional Bonds will set forth the date or dates on which those Additional Bonds will mature, the rate or rates per annum at which those Additional Bonds will bear interest and the times at which any interest will be payable. Those terms, as well as other terms and conditions of the Additional Bonds, including those related to redemption and purchase referred to under "Redemption or Purchase of Additional Bonds" below, will be established by resolution of our Board of Directors at the time we issue the Additional Bonds.

Redemption or Purchase of Additional Bonds

        The prospectus supplement relating to any Additional Bonds will set forth the redemption or repurchase terms and other specific terms of those Additional Bonds.

        If, at the time notice of redemption is given, the redemption amount is not held by the Mortgage Trustee, the redemption may be made subject to the receipt of the redemption amount by the

Mortgage Trustee on or before the date fixed for redemption. Such redemption notice will be of no effect unless the redemption amount is received. (Section 12.02)

        The Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property. There is no sinking or analogous fund in the Mortgage.

        Cash deposited under any provisions of the Mortgage may, upon the request of the Company, be applied (with specific exceptions) to the redemption or repurchase of bonds of any series. (Section 7.03, Section 12.05 and Section 13.06)

Security and Priority

        The Additional Bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by us and/or by Class "A" Bonds, if any, held by the Mortgage Trustee. (Section 10.02)

        There are excepted from the Mortgage, among others, all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft, boats and vessels; timber, crops, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements (except those specifically pledged); electric energy, gas, water, steam and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; our interest in the Wyodak Facility; and all properties that have been released from the discharged Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company and Utah Power & Light Company and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The lien of the Mortgage is also subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and other specific exceptions. (Section 1.06) We have reserved the right, without any consent or other action by holders of bonds of the Ninth Series or any subsequently created series of bonds, to amend the Mortgage in order to except from the lien of the Mortgage allowances allocated to steam-electric generating plants owned by us, or in which we have interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended. (See Section 2.01 of the Twenty-Eighth Supplemental Indenture)

        The Mortgage contains provisions subjecting after-acquired property to the mortgage lien thereof. These provisions may be limited, at our option, in the case of consolidation or merger (whether or not we are the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to us or sale of substantially all of our assets. (Section 18.03) In addition, after-acquired property may be subject to a Class "A" Mortgage, purchase money mortgages and other liens or defects in title.

        The Mortgage provides that the Mortgage Trustee shall have a lien on the mortgaged property, prior to the holders of bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)

Issuance of Additional Bonds

        The maximum principal amount of bonds that may be issued under the Mortgage is unlimited. Bonds of any series may be issued from time to time on the basis of:

  (1)
  70% of qualified Property Additions after adjustments to offset retirements;

  (2)
  Class "A" Bonds (which need not bear interest) delivered to the Mortgage Trustee;

  (3)
  retirement of bonds or certain prior lien bonds; and/or

  (4)
  deposits of cash.

        With certain exceptions in the case of clauses (2) and (3) above, the issuance of bonds is subject to our Adjusted Net Earnings for 12 consecutive months out of the preceding 15 months, before interest expense and income taxes, being at least twice the Annual Interest Requirements on all outstanding bonds issued under the Mortgage, all outstanding Class "A" Bonds held other than by the Mortgage Trustee, all other indebtedness secured by a lien prior to the lien of the Mortgage and all bonds then applied for in pending bond issuance applications under the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Section 1.07 and Articles IV through VII)

        Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas. (Section 1.04)

        The issuance of bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class "A" Bonds. (Sections 1.04 through 1.06 and Articles IV and V)

Release and Substitution of Property

        Property subject to the Mortgage may be released on the basis of:

  (1)
  the release of that property from a Qualified Lien;

  (2)
  the deposit of cash or, to a limited extent, purchase money mortgages;

  (3)
  Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

  (4)
  a waiver of the right to issue bonds on the basis of the released property.

        Funded Cash, as defined in Section 1.05 of the Mortgage, may be withdrawn upon the bases stated in (3) and (4) above. Property that does not constitute Funded Property, as defined in Section 1.05 of the Mortgage, may be released without substituting other Funded Property. Similar provisions are in effect as to cash proceeds from such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received in respect of deposited prior lien bonds. (Sections 1.05, 7.02, 9.05, 10.01 through 10.04 and 13.03 through 13.09)

Merger or Consolidation

        The Mortgage provides that in the event of the merger or consolidation of another company with or into us or the conveyance or transfer to us by another company of all or substantially all of that company's property that is of the same character as Property Additions, as defined in the Mortgage, an existing mortgage constituting a first lien on operating properties of that other company may be designated by us as a Class "A" Mortgage. (Section 11.06) Bonds thereafter issued pursuant to the additional mortgage would be Class "A" Bonds and could provide the basis for the issuance of bonds under the Mortgage.

Certain Covenants

        The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX)

Dividend Restrictions

        The Mortgage provides that we may not declare or pay dividends (other than dividends payable solely in shares of our common stock) on any shares of our common stock if, after giving effect to the declaration or payment, we would not be able to pay our debts as they become due in the usual course of business. (Section 9.07) The notes to our audited consolidated financial statements included in our Report on Form 10-K incorporated by reference herein contain information relating to other restrictions.

Foreign Currency Denominated Bonds

        The Mortgage authorizes the issuance of bonds denominated in foreign currencies, provided that we deposit with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of the deposit, a financial rating at least as high as our financial rating that, in the opinion of an independent accountant, appraiser or other expert, gives us at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. (Section 2.03) We believe that this type of currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant bonds, holders of those bonds would have a claim on our assets that is greater than the claim to which holders of dollar-denominated bonds issued at the same time would be entitled.

The Mortgage Trustee

        The Bank of New York Mellon Trust Company, N.A. or its affiliates may act as a lender, trustee or agent under other agreements and indentures involving us and our affiliates.

Modification

        The rights of bondholders may be modified with the consent of holders of at least 60% of the principal amount of the bonds outstanding, or, if not all series of bonds are adversely affected, the consent of the holders of at least 60% of the principal amount of the outstanding bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the consent of the holder. (Section 21.07)

        Unless we are in default in the payment of the interest on any bonds then Outstanding under the Mortgage or there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class "A" Bonds held by it with respect to any amendment of the applicable Class "A" Mortgage proportionately with the vote of the holders of all Class "A" Bonds then actually voting. (Section 11.03)

Defaults and Notice Thereof

        "Defaults" are defined in the Mortgage as:

  (1)
  default in payment of principal;

  (2)
  default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any bonds;

  (3)
  default in payment of principal or interest with respect to certain prior lien bonds;

  (4)
  certain events in bankruptcy, insolvency or reorganization;

  (5)
  default in other covenants for 90 days after notice; or

  (6)
  the existence of any default under a Class "A" Mortgage that permits the declaration of the principal of all the bonds secured by the Class "A" Mortgage and the interest accrued thereupon due and payable. (Section 15.01)

        An effective default under any Class "A" Mortgage or under the Mortgage will result in an effective default under all those mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)

        The Mortgage Trustee or the holders of 25% of the principal amount of the bonds outstanding may declare the principal and interest due and payable on Default, but a majority may annul the declaration if the Default has been cured. (Section 15.03) No holder of bonds may enforce the lien of the Mortgage unless the Mortgage Trustee is given written notice of a Default and the Mortgage Trustee fails to act after the holders of 25% of the principal amount of the bonds outstanding have requested in writing the Mortgage Trustee to act, offered it reasonable opportunity to act and offered an indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred when enforcing the lien. (Section 15.16) The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)

Defeasance

        Under the terms of the Mortgage, we will be discharged from any and all obligations under the Mortgage in respect of the bonds of any series if we deposit with the Mortgage Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the bonds of those series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Mortgage Trustee need not accept the deposit unless it is accompanied by an opinion of counsel to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, (b) since the date of the Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit and/or discharge had not occurred. (Section 20.02)

        Upon the deposit, our obligation to pay the principal of (and premium, if any) and interest on those bonds shall cease, terminate and be completely discharged and the holders of such bonds shall thereafter be entitled to receive payment solely from the funds deposited. (Section 20.02)

BOOK-ENTRY, DELIVERY AND FORM

        Unless we indicate differently in a prospectus supplement, the Additional Bonds initially will be issued in book-entry form and represented by one or more global bonds without interest coupons. The global bonds will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing Additional Bonds under the limited circumstances described below, a global bond may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants' records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

        To facilitate subsequent transfers, all global bonds deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global bonds with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the global bonds. DTC has no knowledge of the actual beneficial owners of the global bonds. DTC's records reflect only the identity of the direct participants to whose accounts the global bonds are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        So long as the Additional Bonds are in book-entry form, you will receive payments and may transfer the Additional Bonds only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable Additional Bonds, where notices and demands in respect of the Additional Bonds and the Mortgage may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the Additional Bonds of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the Additional Bonds of such series to be redeemed.

        Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the Additional Bonds. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the Additional Bonds of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

        So long as Additional Bonds are in book-entry form, we will make payments on those Additional Bonds to the depositary or its nominee, as the registered owner of such Additional Bonds, by wire transfer of immediately available funds. If Additional Bonds are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

        Redemption proceeds on the Additional Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Neither we, the Mortgage Trustee nor any agent of ours or of the Mortgage Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the Additional Bonds or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Additional Bonds; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        Except under the limited circumstances described below, purchasers of Additional Bonds will not be entitled to have such Additional Bonds registered in their names and will not receive physical delivery of such Additional Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the Additional Bonds and the Mortgage.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the Additional Bonds.

        DTC may discontinue providing its services as securities depositary with respect to the Additional Bonds at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates representing the Additional Bonds are required to be printed and delivered.

        As noted above, beneficial owners of a particular series of Additional Bonds generally will not receive certificates representing their ownership interests in those Additional Bonds. However, if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of Additional Bonds or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  •
  we determine, in our sole discretion and subject to DTC's procedures, not to have such Additional Bonds represented by one or more global securities; or

  •
  an Event of Default has occurred and is continuing with respect to such series of Additional Bonds,

we will prepare and deliver certificates for such Additional Bonds in exchange for beneficial interests in the global bonds. Any beneficial interest in a global bond that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for Additional Bonds in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global bonds.

        We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

        We may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The prospectus supplement with respect to the Securities being offered will set forth the specific terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of those Securities and the proceeds to us from the sale, any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If we use underwriters to sell Securities, we will enter into an underwriting agreement with the underwriters. Those Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Any underwriting compensation paid by us to the underwriters or agents in connection with an offering of Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to specific conditions, and the underwriters will be obligated to purchase all of the offered Securities if any are purchased.

        If a dealer is used in the sale of any Securities, we will sell those Securities to the dealer, as principal. The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to that offering.

        The Securities may be sold directly by us or through agents designated by us from time to time. We will describe the terms of any direct sales in a prospectus supplement. Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offer or sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

        In connection with a particular underwritten offering of Securities, and in compliance with applicable law, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of Securities offered, including stabilizing transactions and syndicate covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. A description of these activities, if any, will be set forth in the prospectus supplement relating to that offering.

        Underwriters, dealers or agents and their associates may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

        We will indicate in a prospectus supplement the extent to which we anticipate that a secondary market for the Securities will be available. Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any series of the Securities on a national securities exchange. If the Securities of any series are sold to or through underwriters, the underwriters may make a market in such Securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the Securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the Securities of any series.

        Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of those Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to some conditions, we may agree to indemnify the several underwriters, dealers or agents and their controlling persons against specific civil liabilities, including liabilities under the Securities Act, or to contribute to payments that person may be required to make in respect thereof.

        During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our securities.

LEGAL MATTERS

        The validity of the Securities will be passed upon for us by Perkins Coie LLP, counsel to the Company, 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209.

 EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from PacifiCorp's Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim consolidated financial information for the periods ended March 31, 2015 and 2014 and June 30, 2015 and 2014, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in PacifiCorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim consolidated financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

$600,000,000 First Mortgage Bonds

4.125% Series Due 2049

PROSPECTUS SUPPLEMENT

July 10, 2018

Joint Book-Running Managers

Mizuho Securities	MUFG	PNC Capital Markets LLC

Scotiabank	SMBC Nikko

BMO Capital Markets	CIBC Capital Markets

Co-managers

BNY Mellon Capital Markets, LLC	nabSecurities, LLC	Santander	SunTrust Robinson Humphrey	TD Securities